Exhibit 99.11

November 25, 2012

This presentation was prepared by J.P. Morgan and Lazard Frères & Co. LLC (the “Advisors”) exclusively for the benefit and internal use of their client, the Special Committee of the Board of Directors (the “Special Committee”) of CNH Global N.V. (together with its subsidiaries, the “Company”), in order to assist the Special Committee in evaluating, on a preliminary basis, a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by the Advisors. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of the Advisors. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise.

The information in this presentation is based upon management forecasts supplied to us the Company and Fiat Industrial S.p.A. (together with its subsidiaries, “Fiat Industrial”) and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. Any views or estimates of the Advisors set forth herein should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Special Committee, the Company or Fiat Industrial, or which was otherwise reviewed by us. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company and Fiat Industrial as to the future financial performance of the Company or Fiat Industrial. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company. The Advisors make no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction.

Notwithstanding anything herein to the contrary, the Special Committee, the Company and each of its representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Special Committee relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Special Committee by the Advisors.

J.P. Morgan’s policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. J.P. Morgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors.

IRS Circular 230 Disclosure: The Advisors and their affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with the Advisors of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

J.P. Morgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities LLC, J.P. Morgan Limited, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. J.P. Morgan deal team members may be employees of any of the foregoing entities.

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Agenda

Summary of recent developments and due diligence updates

•	On October 25th, certain Special Committee members met with Sergio Marchionne who indicated a potential revised offer of 3.828x NewCo shares plus a $6-7 special cash dividend per CNH share

•	On October 31st, the Special Committee responded to FI with a counter-proposal of $55 per share

•

On November 5th, FI and its advisors presented a term sheet with revised terms: 3.828x exchange ratio (then worth approximately $41.50) and a $7.50 special cash dividend payable prior to year-end (if practicable), with a 22-day post-closing put option at $41.50 in cash for the stock component

•	The Special Committee requested that the offer be improved and, on November 12th, Sergio Marchionne revised the terms of the post-closing put option from $41.50 to $42.50

•

The Special Committee responded by requesting that the value of the proposal also be raised by $1.00, either through an increase of the special cash dividend or the exchange ratio; the request was rejected by Sergio Marchionne

•	On November 19th, FI submitted a “best and final offer” via public press release: 3.828x exchange ratio and a $10.00 special cash dividend payable prior to year-end (with no post-closing put option)

•

On November 21st, the Special Committee of CNH issued a public press release announcing that it viewed favorably the latest enhanced offer from FI, and directed its advisors to work with FI to negotiate definitive documentation based on the offer

•

Since the October discussions with the Special Committee, further diligence has resulted in additional perspective on the proposed FPT price increase and understanding from CNH Management that a portion of the intersegment receivables would not be available as liquid cash equivalent

•	The revised valuation analysis also reflects updated Street cases (given recent quarterly earnings announcements), current public market multiples and benchmarking

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Summary of proposed terms of revised offer

Structure	•	FI and CNH to combine into a new holding company (“NewCo”) organized in The Netherlands

Consideration	•	3.828 NewCo shares for each CNH share

	•	$10.00 special dividend

• Special dividend to be paid prior to year end to the extent practicable

• The equivalent dividend to FI will be deferred and paid only if the merger is not completed by the drop-dead date

Governance	•	NewCo to implement a loyalty voting structure allowing shareholders that participate in the shareholder’s meeting of FI or CNH to be entitled to two votes per share as long as shares are held until closing or if new a shareholder continuously holds shares of NewCo for at least three years; shares entitled to two votes will revert to single-vote shares if transferred by holder

Listing	•	NewCo to be listed on the NYSE (FI currently listed in Milan; CNH on the NYSE); secondary listing potentially on European exchange (to be determined)

Key closing conditions	•	Approval by CNH shareholders (assured by FI vote; no “majority of the minority” proposed) and by FI shareholders; regulatory approval; NYSE listing approval; no substantial creditor opposition under Italian or Dutch law; €250m cap on exercise of withdrawal rights by shareholders and opposition rights by creditors

Expected closing	•	~5 months from signing to closing (preliminary estimate by FI legal counsel)

Natural historical exchange ratio

Source: FactSet as of 11/23/12.

Review of implied current value of consideration at various FI prices

Source: FactSet as of 11/23/12

[1]	Assumes daily spot FX rate
[2]	Assumes 11/23/12 FX rate of 1.30
[3]	FI price as of 11/23/12

CNH stock price evolution

Source: FactSet as of 11/23/12

Note: percentage of float based on basic shares outstanding

Review of implied multiples and select financial metrics

Source: Company filings, Wall Street estimates, FactSet (as of 11/23/12)

Note: Assumes FX rate of 1.30 (11/23/2012 spot rate)

[1]	CNH minority ownership based on fully diluted shares outstanding
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Balance Sheet information as of 9/30/2012 with net debt of $4,246mm, Pension & OPEB balance of $1,839mm, Minority interest balance of $1,568mm, Associate and JV balance of $1,085mm, and BV of financial services of $2,301mm; includes INR adjustment; 2012 and 2013 EBITDA of $2,543mm and $2,838mm, respectively; 2012 and 2013 Earnings of $870mm and $1,141mm, respectively

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Unaffected date of 4/4/2012; Balance Sheet information as of 12/31/2011 with net cash of $1,340mm, Pension & OPEB balance of $1,288mm, Minority interest balance of $67mm, Associate and JV balance of $733mm, and BV of financial services of $2,046mm; includes INR adjustment; 2012 and 2013 EBITDA of $1,728mm and $1,736mm, respectively; 2012 and 2013 Earnings of $1,019mm and $1,061mm, respectively

[4]	Balance Sheet information as of 9/30/2012; includes INR adjustment; 2012 and 2013 EBITDA of $1,678mm and $1,722mm, respectively; 2012 and 2013 Earnings of $1,111mm and $1,147mm, respectively

Valuation considerations – new items

As discussed with the Special Committee on November 11th, 2012

(1)	Based on proposed FPT price increase per FI Management projections as provided on 09/17/2012 and as presented on 10/4/2012; FPT pricing scenario here defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management and Special Committee guidance.

Impact of FPT pricing scenario on CNH and FI valuation

Note:	FPT pricing scenario here defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management and Special Committee guidance.

(1)	Same WACC, PGR and multiple assumptions used as in CNH and FI valuation summary pages (cf. p.17 and 18).
(2)	Adjusts for FPT impact on both CNH and FPT.

Impact of intersegment notes receivable (INR) adjustment on CNH and FI valuation

Source: Management projections, selected equity research (post Q3 results), 9/30/12 company filings, and Factset as of 11/23/12.

Note: Firm value adjusted for unfunded pension liabilities net of deferred tax assets of $1,288m for CNH and €1,419m for FI, intersegment notes receivable of €1,073m for FI and $1,391m for CNH; EBITDA adjusted for pension interest cost of $12m for CNH, intersegment notes receivable of ($12m) for CNH, and associate income if applicable; forecast based on consolidated financials, FX rate for Balance Sheet items assumed as spot rate of 1.30 as of 11/23/12; FX rate of 1.27 for 2012 and 1.25 for 2013 financial projections.

Potential issues for consideration

The potential items described below have neither been quantified nor reflected in the valuation analysis contained in this document.

High/low voting structure – Exor dilution and potential increased control analysis

Source:	Company information.

Note:	Assumes Exor current share in Fiat Industrial of 30.01%. Total number of shares assumes 240m outstanding common shares and dilution from stock options and RSUs using the treasury stock method (share counts as of December 31, 2012).

Shareholder withdrawal rights analysis – illustrative

Source:	Factset as of 11/23/2012.

Agenda

Valuation analysis overview

•	Standalone valuation of both CNH and FI

•	Performed based upon CNH management projections, as well as “Street” projections

•	Discounted cash flow, or “intrinsic” valuation

•	Public market multiples based analysis, referencing publicly traded multiples

•	Reference metrics

•	Private market multiples based analysis, referencing M&A transaction benchmarks (for CNH only) – for reference purposes

•	Referencing precedent minority squeeze-out transactions (for CNH only), historical trading ranges and analyst price targets – for reference purposes

•	Relative valuation is a critical aspect of the exchange ratio analysis

•	Implied exchange ratio based upon relative comparability across key standalone valuation metrics, specifically:

•	DCF analysis

•	Public market multiples based analysis

•	Referencing precedent minority squeeze-out transactions, historical trading ranges and analyst price targets

•	Advisors have updated for most recent quarter earnings balance sheet items and Street projections for both CNH and FI as well as comparable companies

•	Advisors have also factored in their analysis the financial impact of the new valuation items previously laid out:

•	FPT pricing scenario

•	Intersegment receivables adjustment

CNH – updated valuation summary

Including new items

(per share data)

Note:	Total number of shares assumes 240m outstanding common shares and dilution from stock options and RSUs using the treasury stock method (share counts as of December 31, 2011).

(1)	WACC range of 9.5% to 10.5%. PGR range of 1.5% to 2.5%. Valuation date as of 12/31/2012.
(2)	Assumes 04-04-2012 is “unaffected” date.
(3)	Based on Street 2013E EBITDA.

FI – updated valuation summary

Including new items

(per share data)

Note:	EUR to USD exchange rate of 1.25. NOSH based on common shares outstanding of 1,223m (no outstanding options at FI level).

(1)	WACC range of 10.0% to 11.0%. PGR range of 1.5% to 2.5%. Valuation date as of 12/31/12.
(2)	Assumes 04-04-2012 is “unaffected” date.
(3)	Based on Street 2013E EBITDA.

Implied exchange ratio – analysis with $10.00 dividend

Including new items

Note:	Assumes EUR to USD foreign exchange rate of 1.25.

Unless otherwise noted, analysis excludes FPT proposed price increase.

(1)	FPT pricing scenario defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management and Special Committee guidance. Adjusted for portion of intersegment notes receivable that constitute a run-rate funding source at Financial Services, per Management and Special Committee guidance.

Agenda

Demerger liability net assets and estimated liability exposure

•

Fiat Industrial S.p.A. (“FI”) is potentially liable for those of Fiat S.p.A.’s (“Fiat”) liabilities that existed at the time of the demerger and were retained by Fiat pursuant to the demerger (the “Demerger Liabilities”)

•	The Demerger Liabilities include all types of liabilities, whether on- or off-statutory balance sheet (i.e. off-balance sheet guarantees and contingent liabilities are included)

•

As of 12/31/2010, Fiat had off-statutory balance sheet guarantees in excess of €15 billion (see page 22); while an exact figure cannot be determined, FI and its advisors have estimated that at least €5.8 billion or more of the €15+ billion remained outstanding as of 9/30/2012 (see page 22)

•	It is not possible to estimate the maximum amount of contingent liabilities included in the Demerger Liabilities

•	FI’s liability for the Demerger Liabilities would be triggered only if (a) Fiat’s creditors are unsuccessful in enforcing their claims against Fiat or (b) Fiat enters insolvency proceedings

•

In addition to FI’s liability described above, to the extent there exist any other liabilities which are not (a) identified as Demerger Liabilities or (b) assigned to FI pursuant to the demerger plan, FI would be jointly and severally liable for any such other liabilities

•	Fiat’s creditors could bring direct legal action against FI for the recovery of such other liabilities

•

FI’s maximum potential liability for both types of liabilities described above is the “actual value” (the “Actual Value”) as of the time of the demerger (i.e., December 31, 2010) of the net assets transferred to FI in the demerger

•

The definition of “actual value” is unsettled law in Italy, but under the majority view, “actual value” (i) is the net value of the transferred assets and liabilities (as of the time of the transfer), calculated not taking into account goodwill or future forecasted cash flows, and (ii) is different from accounting book value

•

The Fiat board, in its report on the demerger dated July 21, 2010, stated that the Actual Value was not less than €3.75 billion, based on the accounting book value of the net assets transferred to FI as of June 30, 2010

•

A strong argument could be made that the Actual Value is substantially higher than €3.75 billion, based on the market value of the net assets transferred to FI as of the time of the demerger (including the CNH shares). Although not determinative, the market value of FI’s equity at the date of the demerger was in excess of €10 billion

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Financial debt and guarantees of Fiat S.p.A. outstanding on 31/12/2010 and still outstanding on 09/30/2012 – per FI and FI advisors

(€ in millions)

Source: FI and FI advisors.

(1)	As of 06/30/2012.

Public market multiples

($ in millions, except per share data)

Source: Company information, equity research, FactSet as of 11/23/12, company filings as of 9/30/12.

Note: Financials calendarized to December year end; multiples refer to industrial business only if applicable (firm value adjusted for book value of equity, intersegment notes receivable, net debt of financial services and forecast based on industrial financials); firm value adjusted for unfunded pension liabilities net of deferred tax assets; EBITDA adjusted for pension interest cost, capitalized R&D cost and associate income if applicable; CNH EBITDA adjusted for interest compensation to Financial Services and intersegment notes receivable; net income adjusted for capitalized R&D cost, intersegment notes receivable, and amortization of capitalized R&D (post tax).

(1)	Navistar is for illustrative purposes and is excluded from all medians and means.

Select agricultural and construction equipment M&A transaction benchmarks

Source:	Company filings, press releases and news articles

Note:	Target financials as of last twelve months; firm value adjusted for unfunded pension liabilities net of deferred tax assets; EBITDA adjusted for pension interest cost, capitalized R&D, and associate income if applicable; forecast based on consolidated financials

Precedent minority squeeze-out transactions

Source:	SDC, FactSet, Company filings.

CNH – valuation key assumptions and adjustments

CNH – DCF – Management case (GAAP adjusted)

Including new items

($ in millions, except per share data. Valuation as of 12/31/12)

CNH – DCF – Street case (GAAP adjusted)

Including new items

($ in millions, except per share data. Valuation as of 12/31/12)

CNH – public market sum-of-the-parts analysis

Including new items

($ in millions, except per share data)

CNH – private market sum-of-the-parts analysis

Including new items

($ in millions, except per share data)

CNH – valuation summary

Including new items

(per share data)

Note:	Total number of shares assumes 240m outstanding common shares and dilution from stock options and RSUs using the treasury stock method (share counts as of December 31, 2012).

(1)	WACC range of 9.5.0% to 10.5%. PGR range of 1.5% to 2.5%. Valuation date as of 12/31/12.
(2)	FPT pricing scenario defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management and Special Committee guidance.
(3)	Adjusted for portion of intersegment notes receivable that constitute a run-rate funding source at Financial Services, per Management and Special Committee guidance.

FI – valuation key assumptions and adjustments

FI – DCF – Management case (IFRS and GAAP Adjusted)

Including new items

(€ in millions. Valuation as of 12/31/12)

FI – DCF – Management case (IFRS and GAAP adjusted)

Including new items

(€ in millions. Valuation as of 12/31/12)

Note:	In accordance with FPT pricing scenario (as defined on p.7), excludes 50% of FPT price impact benefit from Management projections (which include 100% of the FPT price increase benefit on FPT trading profit).

FI – DCF – Management case (IFRS and GAAP adjusted)

Including new items

(€ in millions. Valuation as of 12/31/12)

FI – DCF – Street case (IFRS and GAAP adjusted)

Including new items

(€ in millions. Valuation as of 12/31/12)

FI – DCF – Street case (IFRS and GAAP adjusted)

Including new items

(€ in millions. Valuation as of 12/31/12)

Note:	In accordance with FPT pricing scenario (as defined on p.7), includes 50% of FPT price impact benefit in Street projections (which do not include any FPT price increase benefit on FPT trading profit).

FI – DCF – Street case (IFRS and GAAP adjusted)

Including new items

(€ in millions. Valuation as of 12/31/12)

FI – public market sum-of-the-parts analysis

Including new items

(€ in millions, except per share data)

(1)	Adjusted for intersegment notes receivable and FPT proposed price increase as shown on “CNH – Public market SOTP analysis” page.
(2)	IFRS adjusted.

FI – valuation summary

Including new items

(per share data)

Note:	EUR to USD exchange rate of 1.25. NOSH based on common shares outstanding of 1,223m (no outstanding options at FI level).

(1)	WACC range of 10.0% to 11.0%. PGR range of 1.5% to 2.5%. Valuation date as of 12/31/12.
(2)	FPT pricing scenario defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management and Special Committee guidance.
(3)	Adjusted for portion of intersegment notes receivable that constitute a run-rate funding source at CNH Financial Services, per Management and Special Committee guidance.

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